UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 22, 2016

Dextera Surgical Inc.

(Exact Name of Registrant as Specified in its Charter)

Delaware (State or Other Jurisdiction of Incorporation)	000-51772 (Commission File Number)	94-3287832 (IRS Employer Identification No.)

900 Saginaw Drive, Redwood City, CA (Address of Principal Executive Offices)	94063 (Zip Code)

Registrant’s telephone number, including area code: (650) 364-9975

___________________

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐     Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐     Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐     Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐     Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors of Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

At the Annual Meeting of Stockholders of Dextera Surgical Inc. (the “Annual Meeting”) held on November 22, 2016, Dextera’s stockholders approved the Dextera Surgical Inc. 2016 Equity Incentive Plan, as amended (the “2016 Plan”). The aggregate number of shares of Dextera common stock that may be issued pursuant to stock awards under the 2016 Plan will not exceed 1,615,512 shares, which number is the sum of (i) five hundred thousand (500,000) shares which were added to the share reserve at the Annual Meeting, plus (ii) the six hundred thousand (600,000) shares originally reserved under the 2016 Plan, plus (iii) the number of shares subject to outstanding stock awards that were granted under the 2005 Equity Incentive Plan that, from and after its expiration date in October 2015, expire or terminate for any reason prior to exercise or settlement or are forfeited because of the failure to meet a contingency or condition required to vest such shares, if any, as such shares become available from time to time. The 2016 Plan provides for the grant of incentive stock options, or ISOs, nonstatutory stock options, or NSOs, stock appreciation rights, restricted stock awards, restricted stock unit awards, performance-based stock awards, and other forms of equity compensation, or collectively, stock awards, all of which may be granted to employees, including officers, non-employee directors and consultants of Dextera and our affiliates. The maximum number of shares that may be issued upon the exercise of ISOs under 2016 Plan is one million one hundred thousand (1,100,000) shares. Additionally, the 2016 Plan provides for the grant of performance cash awards. A copy of the 2016 Plan is attached hereto as Exhibit 10.1.

Also at the Annual Meeting, Dextera’s stockholders approved the Dextera Surgical Inc. 2016 Employee Stock Purchase Plan (the “ESPP”). The aggregate number of shares of Dextera common stock that may be issued pursuant to the ESPP is three hundred thousand (300,000) shares. The ESPP is implemented by offerings of rights to all eligible employees from time to time. Dextera’s board of directors determines the terms and conditions of offerings. The maximum length for an offering under the ESPP is twenty-seven (27) months. The provisions of separate offerings need not be identical. When an eligible employee elects to join an offering period, he or she is granted a purchase right to acquire shares of common stock on each purchase date within the offering period. On the purchase date, all payroll deductions collected from the participant during the purchase period are automatically applied to the purchase of common stock, subject to certain limitations. The Dextera board of directors currently anticipates that each offering under the ESPP will be 24 months long, consisting of four separate “purchase periods” of approximately six months each. The first day of an offering is referred to as an “offering date,” and the last day of an offering or purchase period is referred to as a “purchase date.” Subsequent 24 month offerings will commence every six months following the commencement of the initial offering, unless longer or shorter offerings and/or purchase periods are established and approved by the Dextera board of directors. A copy of the ESPP is attached hereto as Exhibit 10.2.

Item 5.07	Submission of Matters to a Vote of Security Holders.

At the Annual Meeting held on November 22, 2016, Dextera’s stockholders approved the five proposals listed below, which proposals are described in detail in the proxy statement sent by the Company to its stockholders relating to the Annual Meeting (the “Proxy Statement”). The final votes on the proposals presented at the Annual Meeting are as follows:

Proposal 1:

Election of Directors: each of Thomas A. Afzal, Michael A. Bates, Gregory D. Casciaro, R. Michael Kleine, Samuel E. Navarro and Julian N. Nikolchev, was elected as a director to hold office until the 2017 Annual Meeting of Stockholders and until his successor is elected and has qualified, or, if sooner, until the director’s death, resignation or removal, by the following vote:

Nominee	Votes For	Votes Withheld	Broker Non-Votes
Thomas A Afzal	3,802,103	40,586	3,436,106
Michael A. Bates	3,805,146	37,543	3,436,106
Gregory D. Casciaro	3,805,196	37,493	3,436,106
R. Michael Kleine	3,796,126	46,563	3,436,106
Samuel E. Navarro	3,805,246	37,443	3,436,106
Julian N. Nikolchev	3,805,196	37,493	3,436,106

Proposal 2:

The proposal to approve, on an advisory basis, the compensation of Dextera’s named executive officers, as disclosed in the Proxy Statement, was approved by the following vote:

Votes For	Votes Against	Abstentions	Broker Non-Votes
3,638,007	49,248	155,434	3,436,106

Proposal 3:

The proposal to ratify the selection by the audit committee of the Board of BDO USA LLP as Dextera’s independent registered public accounting firm for the fiscal year ending June 30, 2017, was ratified by the following vote:

Votes For	Votes Against	Abstentions	Broker Non-Votes
7,219,652	57,665	1,478	0

Proposal 4:

The proposal to approve the 2016 Plan as described in Item 5.02 above was approved by the following vote:

Votes For	Votes Against	Abstentions	Broker Non-Votes
3,593,987	231,543	17,159	3,436,106

Proposal 5:

The proposal to approve the ESPP as described in Item 5.02 above was approved by the following vote:

Votes For	Votes Against	Abstentions	Broker Non-Votes
3,638,080	42,950	161,659	3,436,106

Mr. Kleine has become a member of the Audit Committee of the Board of Directors of Dextera Surgical Inc., replacing Mr. Younger in that position, as Mr. Younger ceased to be a member of the Board of Directors and Audit Committee effective with the Annual Meeting.

Item 9.01	Financial Statements and Exhibits.

Exhibit No.	Description

10.1	Dextera Surgical Inc. 2016 Equity Incentive Plan

10.2	Dextera Surgical Inc. 2016 Employee Stock Purchase Plan

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dextera Surgical Inc.

Date: November 28, 2016	/s/ Robert Y. Newell
Robert Y. Newell
Chief Financial Officer

EXHIBIT INDEX

Exhibit No.	Description

10.1	Dextera Surgical Inc. 2016 Equity Incentive Plan

10.2	Dextera Surgical Inc. 2016 Employee Stock Purchase Plan